UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 24, 2003

HYPERTENSION DIAGNOSTICS, INC. (Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota	55121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

ITEM 5. OTHER EVENTS .
ITEM 7. EXHIBITS.
SIGNATURE
EX-99.1 Press Release

Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS .

     On February 24, 2003, Hypertension Diagnostics, Inc. (the “Company”) received a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum bid price and stockholders’ equity requirements for continued listing set forth in Marketplace Rules 4310(c)(4) and 4310(c)(2)(B), respectively, and that its securities are subject to delisting from The Nasdaq SmallCap Market as of the opening of business on March 5, 2003, unless the Company appeals this Nasdaq Staff Determination to a Nasdaq Listing Qualifications Panel. The Company intends to file a request for hearing on or before the deadline of March 3, 2003. There can be no assurance that a Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing. In connection with the receipt of this Nasdaq Staff Determination, the Company issued a press release required by Marketplace Rule 4815(b), attached hereto as Exhibit 99.1.

     Further, as reported in the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002, in conjunction with the Company’s efforts to obtain financing, the holders of the Company’s 8% Convertible Notes Due March 27, 2005 (the “Notes”) agreed to forbear from any demand for repayment of principal, interest or any penalty relating to such Notes and to forbear from conversion of such Notes until February 21, 2003. The Company is currently negotiating with the holders of its Notes to extend this forbearance period. There can be no assurance that the Note holders will agree to any extension of this forbearance period. Without this forbearance and because of existing covenant defaults under the Notes relating to the failure to comply with the requirements for continued listing on The Nasdaq SmallCap Market, a holder of the Notes may demand cash repayment of 130% of the then-outstanding principal amount of the Note and any accrued but unpaid interest and may recommence conversions of the Notes at any time.

ITEM 7. EXHIBITS.

     99.1     Press Release of February 25, 2003

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC

By	/s/ James S. Murphy Its Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: February 25, 2003